Exhibit 99.6


                          [ACC Corp. Letterhead]

September 9, 1996



Teletek, Inc.
1771 East Flamingo Road
Suite 111A
Las Vegas, Nevada 89119
Attn: Mr. Wayne Godbout

RE:       Net Settlement Arrangement

Dear Wayne:

By signing below, Teletek, Inc. ("Teletek") hereby acknowledges that ACC Long Distance Corp. ("ACC") is owed the sum of $6,675,498.85 as of September 7, 1996 arising from long distance telecommunications services furnished by ACC to Teletek's wholly-owned subsidiary, Hi-Rim Communications, Inc. on or before such date (the "Hi-Rim Obligation").

Until such time as the Hi-Rim Obligation has been paid in full, the parties mutually agree that payment for long distance telecommunications services shall continue to be settled in accordance with the following procedures.

1. ACC shall be permitted to terminate a minimum of 750,000 minutes of traffic per week on transmission lines owned or leased by Hi-Rim;

2. ACC may, but shall have no obligation to, furnish additional long distance telecommunications services to Hi-Rim;

3. On a continuing weekly basis, the amount owed by ACC to Hi-Rim for long distance telecommunications services furnished by Hi-Rim during the billing period, reduced by the additional amount (if any) owed by Hi-Rim to ACC for long distance telecommunications services furnished by ACC during the billing period, shall be offset against and shall reduce the outstanding Hi-Rim Obligation.

The foregoing shall in no event limit or alter any obligation of Hi-Rim, Teletek, or any of their affiliates to pay, or any right of ACC to demand and collect payment of, the outstanding Hi-Rim
Obligation or any other amounts owing to ACC.

Very truly yours,

ACC LONG DISTANCE CORP.


By:     /s/Mae Squier-Dow
   --------------------------
        Mae Squier-Dow
        President


MSD/mir


ACCEPTED AND APPROVED:

TELETEK, INC.


By:   /s/ Wayne Godbout
   --------------------------
Title:  V.P. - Director
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Date:   September 9, 1996
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